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Exhibit 99.2

PRESS RELEASE                                        Source: Surge Global Energy

SURGE GLOBAL ENERGY APPOINTS DAVID PEREZ TO ITS BOARD OF DIRECTORS Friday November 5, 9:25 am ET

NORTH CANTON, Ohio--(BUSINESS WIRE)--Nov. 5, 2004--Surge Global Energy (OTCBB:SRGG - News) is pleased to announce that it has appointed David Perez to the company's Board of Directors.

Mr. Perez has over 23 years of entrepreneurial and executive management experience. In 1983, Mr. Perez was the founder and CEO of VCI Communications Corporation, a consumer electronics and communications sales and service company. In 1984, Mr. Perez established a second operating company where he led VCI Cellular Mobile Phone Corporation in an explosive industry that pioneered retail cellular phone markets in New Jersey, Pennsylvania and Southern CA. In 1985 Mr. Perez expanded the companies cellular retail operations by opening one-stop Cellular Phone centers supported by a fleet of mobile sales and service vehicles in Southern California with over 50 authorized agents. In 1986 VCI Cellular Mobile Phone Corporation of CA was approved as the first privately owned Reseller for PacTel Mobile Services by the State of California Public Utilities Commission. In 1990 Mr. Perez sold the CA subscriber base to LA Cellular a division of McCaw Cellular (now AT&T Wireless/Cingular). In 1986 Mr. Perez was the cofounder and President of Cellular Solutions Ltd. which was sold in early 1990 to TeleSciences Inc., he remained President of the Cellular & Wireless Billing Operation Support Systems group from 1990 to 1992. From 1992-1995 Mr. Perez consulted for TeleSciences and other major Telephone and Cable TV companies in areas relating to business development, customer acquisition and operation support systems. From 1995-2001 Mr. Perez was the founder and CEO of COM2001 Corporation (alexis communications) a unified communications company that developed the InternetPBX business telephone system. Since 2001, Mr. Perez has been providing consulting services to Venture Capital groups and Investment Banks in areas related to business development and private equities transactions. Since, October of 2003 Mr. Perez has been providing senior level consulting services in areas related to Mining, Oil and Gas Exploration.

"We are delighted to have Mr. Perez as part of our team moving forward," stated Surge's Vice President Frederick C. Berndt. "His experience in corporate development as well as executive management complements our business strategy and will have a major impact on the execution of our business plan."

Surge Global Energy is a company organized for the purpose of exploring oil and gas on a worldwide basis. The company's flagship prospect is the Santa Rosa Prospect in Mendoza, Argentina. The company also has acquired certain domestic gas development interests in West Texas. Additional information will be available as future events occur. One may visit, WWW.SURGEGLOBALENERGY.COM for more information on the Company.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


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CONTACT:
     Surge Global Energy
     Frederick C. Berndt, 330-244-9720